PRESS RELEASE FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole Director, Investor Relations 303-464-3986 derek.cole@myogen.com	Joseph L. Turner Chief Financial Officer 303-464-5222 joe.turner@myogen.com

MYOGEN REPORTS 2004 YEAR-END RESULTS

Denver, Colorado, February 28, 2005 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2004 year-end results. As of December 31, 2004, the company had cash, cash equivalents and investments of $119.6 million.

Net loss for the year ended December 31, 2004 was $57.7 million compared to a net loss of $43.1 million in the prior year. Net loss attributable to common stockholders for the year ended December 31, 2004 was $57.7 million, or $2.00 per share, compared with $96.3 million, or $17.79 per share, during the same period in 2003. The decrease in the company’s net loss attributable to common stockholders is due to there being no corresponding expense in 2004 related to the company’s mandatorily redeemable convertible preferred stock, all of which were converted to common stock upon completion of our initial public offering in November 2003.

“Myogen made significant progress in the development of our three product candidates in 2004,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We are gratified by the enthusiasm expressed for Myogen’s development programs by our clinical trial investigators and the continued support of our shareholders. In 2005, we expect to obtain important clinical trial results for all three of our product candidates.”

The company has three product candidates in late-stage clinical development: enoximone capsules for the treatment of patients with advanced chronic heart failure, ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant systolic hypertension. All three of the company’s product candidates are orally administered small molecules that the company believes have the potential to address existing unmet needs in their respective disease indications.

2004 Highlights

•	Initiation of ARIES-1 & -2, the two pivotal Phase III trials evaluating ambrisentan in patients with PAH, in January.

•	Reporting of preliminary results of EMOTE, a non-pivotal Phase III trial of enoximone capsules in 201 patients with advanced chronic heart failure who were dependent on intravenous (i.v.) inotrope therapy, in March.

•	Presentation of detailed results of the Phase II trial of ambrisentan in PAH at the American Thoracic Society annual meeting in May.

•	Completion of enrollment of 1,854 patients in ESSENTIAL I & II, the two pivotal Phase III trials evaluating enoximone capsules in patients with advanced chronic heart failure, in June.

•	Initiation of the Phase IIb trial of darusentan in resistant systolic hypertension in July.

•	U.S. Food and Drug Administration (FDA) granting ambrisentan orphan drug designation for the treatment of PAH in July.

•	Presentation of detailed results of EMOTE at the Heart Failure Society of America annual meeting in September.

•	Completion of a $60 million financing in September.

•	Completion of patient treatment in the ESSENTIAL trials in November.

Product Portfolio Update

Enoximone: Myogen is evaluating enoximone capsules in three Phase III trials (ESSENTIAL I, ESSENTIAL II and EMPOWER) and has completed one non-pivotal Phase III trial in February 2004 (EMOTE).

Data collection for ESSENTIAL I & II continues to progress in line with expectations. The company expects to report preliminary results in the middle of 2005. The ESSENTIAL trials have three co-primary endpoints: (1) time from randomization to first cardiovascular hospitalization or all-cause mortality, (2) submaximal exercise capacity (as measured by six-minute walk distance), and (3) quality of life (as measured by patient global assessment). Data from both trials will be pooled for the analysis of the primary endpoint of cardiovascular hospitalization or all-cause mortality. The other two co-primary endpoints will be analyzed within each individual trial. The company believes that if the ESSENTIAL trials are successful, the results will be adequate to support regulatory approval of enoximone capsules in the United States and in various international markets.

EMPOWER, a non-pivotal Phase III trial designed to provide potential marketing support if enoximone is approved for commercialization, began enrollment in September 2003. The trial has enrolled substantially slower than anticipated and the company expects to revise the trial protocol if the ESSENTIAL trial results are positive.

Ambrisentan: In January 2004, Myogen announced the initiation of patient enrollment in ARIES-1 & -2, the two pivotal Phase III trials evaluating ambrisentan in patients with PAH. Each trial is designed to enroll 186 patients. ARIES-1 is being conducted in the United States and abroad. ARIES-2 is being conducted outside of the United States. The company expects to complete patient enrollment in ARIES-2 by the end of June 2005 and ARIES-1 in the fourth quarter of 2005. The company plans to report preliminary results from each of the ARIES trials approximately six months following the completion of enrollment in each trial. The FDA has granted orphan drug designation to ambrisentan for the treatment of PAH.

Darusentan: In July 2004, the company initiated a Phase IIb randomized, double-blind, placebo-controlled clinical trial to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Approximately 105 patients will be randomized to darusentan or placebo at approximately 30 investigative sites. Patients will undergo forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day is achieved. The treatment period for the study is 10 weeks. Enrollment in the trial continues to progress in line with expectations and the company expects to complete the trial in the middle of 2005.

The primary objective of this randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant systolic hypertension. Resistant hypertension is defined by The Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure sponsored by the National Institutes of Health (JNC7) as the failure to achieve goal blood pressure in patients who are adhering to full doses of an appropriate three-drug regimen that includes a diuretic.

Drug Discovery Research: In October 2003, Myogen announced the establishment of a drug discovery partnership with Novartis based on Myogen’s proprietary drug targets and lead compounds and focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease. Although these programs are still at an early preclinical stage, excellent progress was achieved in 2004.

Financial Highlights for the Year-Ended December 31, 2004
On September 29, 2004, the company closed a Private Investment in a Public Entity (PIPE) financing, in which it issued 9,195,400 shares of common stock and warrants exercisable for 1,839,080 shares of common stock to institutional and accredited investors for total net proceeds of $57.1 million. The warrants have an exercise price per share of $7.80.

Sales of Perfan® I.V. for the year were $3.3 million versus $2.8 million for the same period in 2003. The increase in sales from the prior year period was the result of a more favorable exchange rate and a 13% increase in unit sales. The cost of goods sold, as a percentage of Perfan I.V. sales, was 32% for the year compared to 31% for 2003. Research and development contracts revenue from our research agreement with Novartis was $6.6 million for the year compared to $1.0 million for 2003.

Research and development expenses, excluding stock-based compensation expenses, increased 45% to $54.1 million from $37.4 million for the years ended December 31, 2004 and 2003, respectively. The increase in expenses for the period was primarily due to costs associated with increased patient enrollment in the ESSENTIAL and ARIES trials and costs for initiation of the darusentan Phase IIb trial.

Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 111% to $9.3 million from $4.4 million for the years ended December 31, 2004 and 2003, respectively. The increase was primarily due to an increase in insurance and professional service costs related to being a public company during the current year period and an increase in staffing and related recruiting costs.

2005 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations. The company plans on updating financial guidance for 2005 when it releases results for each quarter or upon the announcement of material corporate events which impact financial guidance.

For the year ending December 31, 2005, the company anticipates:

•	Total Perfan I.V. sales of $2.6 million to $3.2 million;

•	Total research and development contracts revenue of $6.0 million to $6.7 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $90 million to $100 million; and,

•	Basic net loss per share between $2.30 and $2.60.

In addition, based on current spending projections, the company believes its cash, cash equivalents and investments are sufficient to fund operations through at least the end of the first quarter of 2006.

2005 Milestones
Myogen is working towards several significant milestones in the coming year, including:

•	Reporting ESSENTIAL I & II preliminary results in the middle of the year;

•	Completing patient enrollment in ARIES-2 by the end of June;

•	Completing the darusentan Phase IIb trial in resistant systolic hypertension in the middle of the year;

•	Completing patient enrollment in ARIES-1 during the fourth quarter; and

•	Reporting ARIES-2 preliminary results by the end of the year.

Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Monday, February 28, 2005 at 4:30 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-8862 (domestic) or 303-262-2131 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, March 11, 2005. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11024350#.

About Myogen
Myogen currently markets one product (Perfan® I.V.) in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of advanced chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant systolic hypertension. The company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to reporting of preliminary results from the company’s pivotal phase III trials of enoximone capsules and ambrisentan, completion of patient enrollment in the company’s pivotal phase III trials of ambrisentan, completion of the company’s phase IIb trial of darusentan, and projections regarding the company’s product sales, research and development contracts revenue and operating expenses. Actual results could differ materially from those projected and the company cautions investors not to place undue reliance on the forward-looking statements contained in this release.

Among other things, the company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the company’s product candidates do not meet the safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the company will not be able to market them. Even if the company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the company may face post-approval problems that require the withdrawal of its product from the market. If the company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2003, Myogen’s Form S-3 filed on October 29, 2004 and Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing the information contained in this release as of the date of the release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$71,258,294	$44,337,721
Short-term investments	45,241,729	69,914,627
Accrued interest receivable	290,972	607,393
Trade accounts receivable	946,177	1,274,861
Research and development contract amounts due within one year	300,000	1,625,000
Inventories	258,120	724,282
Prepaid expenses and other current assets	1,679,340	1,434,174

Total current assets	119,974,632	119,918,058
Long-term investments	3,089,090	—
Property and equipment, net	2,503,579	1,304,028
Other assets	35,421	51,238

Total assets	$125,602,722	$121,273,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,681,667	$7,594,935
Accrued liabilities	1,941,083	1,331,858
Current portion of deferred revenue	1,823,188	1,666,667
Current portion of deferred rent	59,456	18,256
Current portion of capital lease obligations	59,924	37,015
Current portion of notes payable, net of discount	1,821,806	1,639,246

Total current liabilities	16,387,124	12,287,977
Deferred revenue, net of current portion	1,398,753	2,948,029
Deferred rent, net of current portion	217,616	—
Capital lease obligations, net of current portion	112,728	121,617
Notes payable, net of current portion and discount	172,100	1,993,906
Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2004 and 2003, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 35,731,581 and 26,457,927 shares issued and outstanding as of December 31, 2004 and 2003	35,732	26,458
Additional paid-in capital	286,017,266	229,080,380
Deferred stock-based compensation	(2,534,535)	(6,730,195)
Other comprehensive income	(42,203)	22,185
Deficit accumulated during the development stage	(176,161,859)	(118,477,033)

Total stockholders’ equity	107,314,401	103,921,795

Total liabilities and stockholders’ equity	$125,602,722	$121,273,324

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	2004	2003
Revenues:
Product sales	$3,317,683	$2,845,713
Research and development contracts	6,606,498	1,010,305

	9,924,181	3,856,018
Costs and expenses:
Cost of product sold	1,077,113	885,145
Research and development (excluding stock-based compensation expense of $1,971,080 and $2,372,888, respectively).	54,123,711	37,364,578
Selling, general and administrative (excluding stock-based compensation expense of $1,976,559 and $1,819,368, respectively)	9,259,430	4,386,635
Stock-based compensation	3,947,639	4,192,256

	68,407,893	46,828,614

Loss from operations	(58,483,712)	(42,972,596)
Interest income (expense), net	821,271	(135,891)

Loss before income taxes	(57,662,441)	(43,108,487)
Income taxes	22,385	39,346

Net loss	(57,684,826)	(43,147,833)
Accretion of mandatorily redeemable convertible preferred stock	—	(13,187,174)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(39,935,388)

Net loss attributable to common stockholders	$(57,684,826)	$(96,270,395)

Basic and diluted net loss per common share	$(2.00)	$(17.79)

Weighted average common shares outstanding	28,839,076	5,411,891